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Exhibit 21.6

Subsidiaries of Wynn Design & Development, LLC upon consummation of this offering of second mortgage notes and Wynn Resorts, Limited's initial public offering of common stock:

Exact Name of Subsidiary as Specified in its Charter	State or Other Jurisdiction or Incorporation or Organization
None

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  Subsidiaries of Wynn Design & Development, LLC upon consummation of this offering of second mortgage notes and Wynn Resorts, Limited's initial public offering of common stock